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Exhibit 21

Level 3 Communications, Inc.
    Level 3 Financing, Inc.
        Eldorado Marketing, Inc.
            Software Spectrum, Inc
        Level 3 Communications, LLC
        BTE Equipment, LLC
        Level 3 International, Inc.
            Level 3 Holdings, B.V.
                Level 3 Communications Limited (UK)
        Level 3 Holdings, Inc.
            KCP, Inc.
        SR91 Holding LLC

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  Exhibit 21